EXHIBIT 99.1

Press Release

MEDITE Cancer Diagnostics, Inc.

Announces short Delay for 10k Filing of 2014 Financials

Orlando, FL, – April 16th, 2014 – MEDITE Cancer Diagnostics, Inc. (OTCQB: MDIT), specializing in the development, manufacturing and marketing of superior molecular biomarkers and premium medical devices and consumables for detection, risk assessment and diagnosis of cancer and related diseases announces a delay in the filing of the Form - 10k with the Securities and Exchange Commission.

During 2014, CytoCore Inc.’s acquisition of MEDITE Enterprise, Inc. with its subsidiaries in Germany, USA, Austria and Poland has resulted in significant developments and changes to the company. Along with the name change from CytoCore Inc. to MEDITE Cancer Diagnostics, Inc., a reverse stock split, roll out of new products with new distributors around the world, the company continues development and testing of proprietary biomarkers and stains for the detection of cancerous and pre cancer conditions. The company believes one significant use of the biomarkers amongst many is to develop an improved test for cervical cancer screenings that may eliminate the need for routine HPV testing. As a result of consolidating both companies, MEDITE is required to obtain an independent valuation of CytoCore’s in process Research and Development as a component for allocation of the purchase price to this intangible asset at the time of the acquisition.

The Management believes the independent valuation related to in process Research and Development should be completed imminently which will allow for filing of the SEC Form 10-k for 2014.

2014 was a transitional and very important year for the company with changes, challenges and many achievements. By acquiring MEDITE the company transitioned from solely research operations to an operating company with 76 employees in four countries, a distribution network to about 70 countries worldwide, a well-known and established brand name, a wide range of selling products and the established infrastructure necessary for a company acting in the medical industry. Both company structures and cultures were successfully merged to one new company organization.

About MEDITE Cancer Diagnostics, Inc.

The Holding MEDITE Cancer Diagnostics Inc., a Delaware registered company consisting of wholly-own MEDITE GmbH a Germany-based Company with its subsidiaries CytoGlobe GmbH (Cytology Products, Germany), MEDITE GmbH (Distributor, Austria), MEDITE Inc. (Distributor, Americas). Since 1978, MEDITE has specialized on the development, manufacture and distribution of medical laboratory automation equipment and supplies for pathology, histology and cytology. For these fields, the company offers a complete range of devices and consumables. MEDITE currently has 76 employees and sells into about 70 countries. On April 3, 2014, MEDITE was purchased by CytoCore, Inc. a bimolecular diagnostics company engaged in the design, development, and commercialization of cost-effective cancer screening systems and Biomarkers to assist in the early detection of cancer. The name of the company changed from CytoCore, Inc. to MEDITE Cancer Diagnostics, Inc. in early December 2014.

For more information please visit: www.medite-group.com

Investor Contact:

Robert McCullough, Jr. CFO

Email: info@medite-group.com

Phone: +1 407 996 9630